Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated May 18, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021.

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants, the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus.

On August 24, 2021, we redeemed all outstanding public warrants that had not been exercised as of such date (the “Public Warrant Redemption Date”). We received an aggregate of $129,687,711.37 from the cash exercise of public warrants prior to the Public Warrant Redemption Date, net of the amount paid for redemption of unexercised public warrants. On August 30, 2021, we gave notice to all holders of private placement warrants that such warrants would be redeemed on September 30, 2021 unless exercised prior to that date (the “Private Warrant Redemption Date”). Since all private placement warrants were exercised prior to the Private Warrant Redemption Date, none were redeemed and we received an aggregate of $21,742,877.50 from the cash exercises of such warrants. As a result of such redemptions and exercises, no Company warrants remain outstanding.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On November 16, 2021, we filed a Current Report on Form 8-K with the Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2021

QuantumScape Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39345	85-0796578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California	95110
(Address of principal executive offices)	(Zip code)

(408) 452-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure

On November 16, 2021, QuantumScape Corporation (the “Company”) announced through a press release, a tweet through its corporate Twitter account and a post through its corporate LinkedIn account that the Company had achieved its final technical goal for 2021 of demonstrating a 10-layer cell capable of at least 800 cycles with energy retention greater than 80%; a 1C-1C charge and discharge rate; at 25°C, 3.4 atmospheres of pressure, and 100% depth of discharge.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the tweet is attached as Exhibit 99.2 to this Current Report on Form 8-K. A copy of the post on LinkedIn is attached as Exhibit 99.3 to this Current Report on Form 8-K.

The Company’s investor relations website is located at https://ir.quantumscape.com, its Company Twitter account is located at https://twitter.com/QuantumScapeCo, its investor relations Twitter account is located at https://twitter.com/QuantumScapeIR, its Chief Executive Officer’s Twitter account is located at https://twitter.com/startupjag, its Chief Technology Officer’s Twitter account is located at https://twitter.com/ironmantimholme, its Chief Marketing Officer’s Twitter account is located at https://twitter.com/HussainAsim, and its corporate LinkedIn account is located at https://www.linkedin.com/company/quantumscape/posts/. The Company uses its investor relations website, aforementioned Twitter accounts, and its LinkedIn account to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s investor relations website, aforementioned Twitter accounts, and LinkedIn account in addition to following press releases, filings with the Securities and Exchange Commission (the “SEC”) and public conference calls and webcasts. The Company also makes available, free of charge, on its investor relations website under “Financials-SEC Filings,” its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

The information furnished in this Item 7.01, including Exhibits 99.1, 99.2 and 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press release by the Company, dated November 16, 2021

99.2	Tweet by the Company, dated November 16, 2021

99.3	LinkedIn post by the Company, dated November 16, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 16, 2021

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy
Name: Michael McCarthy
Title: Chief Legal Officer and Head of Corporate Development

Exhibit 99.1

QuantumScape Achieves Final 2021 Goal Ahead of Schedule

SAN JOSE, Calif. – November 16, 2021 – QuantumScape Corporation (NYSE: QS) today released 10-layer battery cell testing data showing 800 cycles at better than one-hour charge rates at 25 °C, achieving the goal it had laid out for 2021. With this achievement, QuantumScape has now met all the milestones it laid out at the beginning of the year.

“We are delighted to share this data on 10-layer cell performance,” said Jagdeep Singh, co-founder and CEO of QuantumScape. “This demonstrates that we continue to successfully execute on the objectives we established to scale up our technology and manufacturing efforts. These are groundbreaking results, as we believe no other player has demonstrated equivalent performance with solid-state or lithium-metal battery technology.”

The results confirm that the company achieved the goal, which was to demonstrate a 10-layer cell capable of at least 800 cycles with energy retention greater than 80%; a 1C-1C charge and discharge rate; at 25 °C, 3.4 atmospheres of pressure, and 100% depth of discharge.

The company now intends to focus on its goals for 2022 and 2023, including further increasing the quality, consistency and layer counts for the cells, delivering customer prototypes and continuing to build out its QS-0 pre-pilot production line.

About QuantumScape Corporation

QuantumScape is a leader in developing next-generation solid-state lithium-metal batteries for electric vehicles. The company is on a mission to revolutionize energy storage to enable a sustainable future. For more information, please visit www.quantumscape.com.

Forward-Looking Statements

The information in this press release includes a “forward-looking statement” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline and performance of QuantumScape’s products and technology are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside QuantumScape’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) QuantumScape faces significant barriers in its attempts to scale and complete development of its solid-state battery cell and related manufacturing processes, and in achieving the quality, consistency and throughput required for commercial production and scale, (ii) QuantumScape may encounter substantial delays in the development, manufacture, regulatory approval, and launch of QuantumScape solid-state battery cells and building out of QS-0, which could prevent QuantumScape from commercializing products on a timely basis, if at all, and (iii) QuantumScape may be unable to adequately control the costs of manufacturing its solid-state separator and battery cells. QuantumScape cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect QuantumScape is set forth under the “Risk Factors” section in the QuantumScape’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on October 28, 2021, and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

For Media

media@quantumscape.com

###

Exhibit 99.2

10-layer milestone tweet

We are extremely proud to share that we achieved our final 2021 technical goal – a 10-layer cell capable of 800 cycles to >80% energy retention under automotive-relevant test conditions: 25°C, 1C-1C, 100% DoD, 3.4 atm

#TheFutureIsSolid

https://ir.quantumscape.com/news/news-details/2021/QuantumScape-Achieves-Final-2021-Goal-Ahead-of-Schedule/default.aspx

Exhibit 99.3

LinkedIn

We are extremely proud to share that we achieved our final 2021 technical goal – a 10-layer cell capable of 800 cycles to >80% energy retention under automotive-relevant test conditions: 25°C, 1C-1C, 100% DoD, 3.4 atm

#TheFutureIsSolid

https://ir.quantumscape.com/news/news-details/2021/QuantumScape-Achieves-Final-2021-Goal-Ahead-of-Schedule/default.aspx